Analyst Contacts:    Thad Vayda                    News Release
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:    Guy A. Cantwell FOR RELEASE: February 26, 2014
+1 713-232-7647

TRANSOCEAN LTD. REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Fourth quarter 2013 revenues were $2.332 billion, compared with $2.558 billion in the third quarter of 2013;

•	Operating and maintenance expenses for the fourth quarter were $1.532 billion, compared with $1.491 billion in the third quarter of 2013;

•
Fourth quarter 2013 net income attributable to controlling interest was $233 million, which included $34 million of net unfavorable items. This compares with the third quarter 2013 net income attributable to controlling interest of $546 million, which included $47 million of net favorable items;

•	Fourth quarter Annual Effective Tax Rate(1) was 17.7 percent, compared with 19.0 percent in the third quarter of 2013;

•
Fourth quarter 2013 net income attributable to controlling interest was $233 million, or $0.64 per diluted share. After adjusting for net unfavorable items, adjusted earnings from continuing operations were $267 million, or $0.73 per diluted share;

•	Cash flows from operating activities were $773 million in the fourth quarter, compared with $623 million in the third quarter of 2013;

•
Revenue efficiency(2) was 91.7 percent in the fourth quarter, compared with 94.0 percent in the third quarter of 2013. Ultra-deepwater revenue efficiency was 90.0 percent, compared with 92.5 percent in the prior quarter;

•	Total fleet rig utilization(3) was 75 percent in the fourth quarter, compared with 83 percent in the prior quarter; and

•	Contract backlog was $27.2 billion as of the February 18, 2014 Fleet Update Summary.

ZUG, SWITZERLAND-February 26, 2014-Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported net income attributable to controlling interest of $233 million, or $0.64 per diluted share, for the three months ended December 31, 2013. Fourth quarter 2013 results included net unfavorable items, after tax, of $34 million, or $0.09 per diluted share, as follows:

•	$27 million, or $0.07 per diluted share, in impairments of assets classified as held for sale;

•	$11 million, or $0.03 per diluted share, related to an unfavorable adjustment in contingencies associated with the Macondo well incident; and

•	$8 million, or $0.02 per diluted share, of costs associated with the company’s previously announced shore-based organizational efficiency initiative.
These net unfavorable items were partially offset by:

•	$7 million, or $0.02 per diluted share, in income from discontinued operations; and

•	$5 million, or $0.01 per diluted share, in favorable discrete tax benefits.
After consideration of these net unfavorable items, fourth quarter 2013 adjusted earnings from continuing operations were $267 million, or $0.73 per diluted share. A reconciliation of the non-GAAP adjusted net income and diluted earnings per share is included in the accompanying schedules.
In addition to the items above, fourth quarter 2013 results also included approximately $3 million, or $0.01 per diluted share, in charges related to accelerated recognition of existing compensation plans associated with the implementation of the company’s shore-based organizational efficiency initiative.
The fourth quarter 2013 results compare with a net income attributable to controlling interest of $456 million, or $1.26 per diluted share, for the three months ended December 31, 2012, which included net favorable items of $126 million, or $0.35 per diluted share. The net favorable items were mostly due to $101 million, or $0.28 per diluted share, of favorable discrete tax items; and $25 million, or $0.07 per diluted share, of income from discontinued operations primarily related to the sale of 38 shallow water units to Shelf Drilling. After consideration of these net favorable items, fourth quarter 2012 adjusted earnings from continuing operations were $330 million, or $0.91 per diluted share.
Revenues for the three months ended December 31, 2013 were $2.332 billion, compared with revenues of $2.558 billion during the quarter ended September 30, 2013. Contract drilling revenues decreased $200 million primarily due to lower fleet utilization and revenue efficiency, partly offset by higher average dayrates. Total fleet utilization was 75 percent in the fourth quarter of 2013, compared with 83 percent in the prior quarter, primarily reflecting the expected increase in planned out-of-service time as well as idle and stacked rigs. Total fleet revenue efficiency was 91.7 percent in the fourth quarter, compared with 94.0 percent in the third quarter of 2013, which was below the company’s expectations. The decrease in revenue efficiency was primarily due to well control equipment downtime on certain ultra-deepwater rigs.
Other Revenues also decreased $26 million to $130 million for the fourth quarter of 2013, compared with $156 million in the prior quarter, primarily due to a decrease in drilling management services activity.
As expected, operating and maintenance expenses increased $41 million to $1.532 billion for the fourth quarter of 2013, compared with $1.491 billion for the prior quarter. The increase in operating and maintenance expenses was primarily due to $69 million in contract drilling expenses mainly related to shipyard and maintenance costs. This increase was partly offset by lower overhead expenses associated with the company’s shore-based organizational efficiency initiative; and drilling management services costs, which decreased $28 million, consistent with the decline in Other Revenues.
General and administrative expenses were $75 million for the fourth quarter of 2013, compared with $67 million in the previous quarter, an increase of $8 million, primarily due to higher professional fees and, to a lesser extent, personnel costs.
Fourth quarter 2013 results included approximately $13 million in costs associated with severance and the accelerated recognition of existing compensation plans due to the implementation of the shore-based organizational efficiency initiative. Approximately $9 million of this cost was included in operating and maintenance expenses and $4 million was included in general and administrative expenses.
Transocean’s fourth quarter Effective Tax Rate(4) was 16.8 percent, compared with 10.4 percent in the third quarter of 2013. The increase in the Effective Tax Rate was due to changes in estimates, primarily related to settlements of prior years’ tax liabilities. Transocean’s Annual Effective Tax Rate from continuing operations for the fourth quarter of 2013 was 17.7 percent. This compares with 19.0 percent for the prior quarter. The decrease was primarily due to changes in the annual provision estimate due to the blend of income that is taxed based on gross revenues versus pre-tax income and rig movements between taxing jurisdictions, among other items. Fourth quarter 2013 income tax expense included a favorable tax benefit of $7 million, or $0.02 per diluted share, to reflect the decrease in the Annual Effective Tax Rate to 20 percent for the year ended December 31, 2013, from 20.6 percent for the nine months ended September 30, 2013.
Interest expense, net of amounts capitalized, was $139 million in the fourth quarter of 2013, compared with $142 million in the prior quarter. Capitalized interest for the fourth quarter was $22 million, compared with $19 million in the third quarter of 2013. Interest income was $13 million in the fourth quarter of 2013, compared with $11 million in the third quarter of 2013.
Cash flows from operating activities were $773 million for the fourth quarter, compared with $623 million for the third quarter of 2013, an increase of $150 million primarily due to changes in working capital. Capital expenditures increased $498 million to $948 million for the fourth quarter, compared with $450 million in the third quarter of 2013. The increase in capital expenditures was primarily associated with the company’s newbuild program.
Full Year 2013
For the year ended December 31, 2013, net income attributable to controlling interest totaled $1.407 billion, or $3.87 per diluted share. Full year results included $88 million, or $0.24 per diluted share, of net unfavorable items as follows:

•	$78 million, or $0.21 per diluted share, related to an unfavorable adjustment in contingencies associated with the Macondo well incident;

•	$64 million, or $0.17 per diluted share, in impairments of assets classified as held for sale;

•	$30 million, or $0.08 per diluted share, of costs primarily associated with severance plans established for the company’s previously announced shore-based organizational efficiency initiative; and

•	$21 million, or $0.07 per diluted share, primarily associated with losses on the early termination of derivative instruments and the sale of Shelf Drilling preference shares.

These net unfavorable items were partially offset by:

•	$82 million, or $0.22 per diluted share, in favorable discrete tax benefits;

•	$22 million, or $0.06 per diluted share, associated with gains on disposal of assets; and

•	$1 million, or $0.01 per diluted share, in income from discontinued operations.
After consideration of these net unfavorable items, adjusted earnings from continuing operations for the full year 2013 were $1.495 billion, or $4.11 per diluted share. A reconciliation of the non-GAAP adjusted net income and diluted earnings per share is included in the accompanying schedules.
In addition to the items above, full year 2013 results also included approximately $25 million, or $0.07 per diluted share, in charges related to accelerated recognition of existing compensation plans associated with the implementation of the company’s shore-based organizational efficiency initiative.
Interest expense, net of amounts capitalized, was $584 million for the full year 2013, compared with $723 million for the full year 2012. Capitalized interest for the full year 2013 was $78 million, compared with $54 million in 2012. Interest income was $52 million for the full year 2013, compared with $56 million in 2012.
For the full year 2013, cash flow from operating activities totaled $1.918 billion, compared with $2.708 billion for 2012, a decrease of $790 million. The decrease was primarily due to $560 million in payments associated with the January 2013 partial settlement with the DOJ on the Macondo well incident.
For the year ended December 31, 2012, net loss attributable to controlling interest totaled $219 million, or $0.62 per diluted share, which included net unfavorable items of $1.638 billion, or $4.58 per diluted share. The net unfavorable items were mostly due to $961 million, or $2.70 per diluted share, for loss on impairment of assets included in discontinued operations; and $756 million, or $2.11 per diluted share, primarily for estimated loss contingencies associated with the Macondo well incident. After consideration of the net unfavorable items, adjusted earnings from continuing operations for the full year 2012 were $1.419 billion, or $3.96 per diluted share.

Full Year 2014 Guidance Summary
The following table is a summary of the company’s full year 2014 guidance for key income statement and balance sheet items. This information is based on current expectations and certain management assumptions, and is subject to change.

Item	Range
Fleet Average Revenue Efficiency	Approximately 94 percent
Other Revenues *	$125 million - $150 million
Operating and Maintenance Expenses	$5.2 billion - $5.4 billion
Depreciation	$1.1 billion - $1.2 billion
General and Administrative Expenses	$230 million - $250 million
Net Interest Expense **	$460 million - $480 million
Annual Effective Tax Rate	Between 18% and 21%
Capital Expenditures	Approximately $2.6 billion

* Other Revenues primarily includes recharges and other miscellaneous revenues.
** Net Interest Expense is net of capitalized interest of approximately $130 million and interest income of approximately $30 million.

Forward-Looking Statements
The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which could be made include, but are not limited to, Transocean’s full year 2014 guidance, estimated loss contingencies associated with the Macondo well incident, and changes in tax estimates. These include but are not limited to operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas and other factors, including those discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2013, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s web site at www.deepwater.com.
This press release or referenced documents does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. EST, 4:00 p.m. CET, on Thursday, February 27, 2014. To participate, dial +1 913-312-1489 and refer to confirmation code 9752275 approximately five to 10 minutes prior to the scheduled start time of the call.
In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting "Investor Relations/Overview." The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean's New York Stock Exchange trading symbol, "RIG." Supplemental materials that may be referenced during the conference call have been posted to Transocean's website and can be found by selecting "Investor Relations/Financial Reports."
A telephonic replay of the conference call will be available after 1:00 p.m. EST, 7:00 p.m. CET, on February 27, 2014, and can be accessed by dialing +1 719-457-0820 and referring to the confirmation code 9752275. Also, a replay will be available by visiting either of the aforementioned website addresses. The archived call will be available for approximately 30 days.
About Transocean
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.
Transocean owns or has partial ownership interests in, and operates a fleet of, 79 mobile offshore drilling units consisting of 46 high-specification floaters (ultra-deepwater, deepwater and harsh environment drilling rigs), 22 midwater floaters and 11 high-specification jackups. In addition, the company has nine ultra-deepwater drillships and five high-specification jackups under construction.
For more information about Transocean, please visit the website www.deepwater.com.
Notes
(1) Annual Effective Tax Rate is defined as income tax expense from continuing operations excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income from continuing operations before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes. See the accompanying schedule entitled "Supplemental Effective Tax Rate Analysis."
(2) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. See the accompanying schedule entitled "Revenue Efficiency."
(3) Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage. See the accompanying schedule entitled "Utilization."

(4) Effective Tax Rate is defined as income tax expense from continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled "Supplemental Effective Tax Rate Analysis."

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012

Operating revenues
Contract drilling revenues	$2,202	$2,275	$9,070	$8,773
Other revenues	130	51	414	423
	2,332	2,326	9,484	9,196
Costs and expenses
Operating and maintenance	1,532	1,438	5,791	6,106
Depreciation	275	278	1,109	1,123
General and administrative	75	65	286	282
	1,882	1,781	7,186	7,511
Loss on impairment	(27)	—	(81)	(140)
Gain (loss) on disposal of assets, net	(16)	(4)	7	36
Operating income	407	541	2,224	1,581

Other income (expense), net
Interest income	13	13	52	56
Interest expense, net of amounts capitalized	(139)	(180)	(584)	(723)
Other, net	(7)	(16)	(28)	(48)
	(133)	(183)	(560)	(715)
Income from continuing operations before income tax expense	274	358	1,664	866
Income tax expense (benefit)	46	(74)	258	50
Income from continuing operations	228	432	1,406	816
Income (loss) from discontinued operations, net of tax	7	25	1	(1,027)

Net income (loss)	235	457	1,407	(211)
Net income attributable to noncontrolling interest	2	1	—	8
Net income (loss) attributable to controlling interest	$233	$456	$1,407	$(219)

Earnings (loss) per share‑basic
Earnings from continuing operations	$0.62	$1.19	$3.87	$2.27
Earnings (loss) from discontinued operations	0.02	0.07	—	(2.89)
Earnings (loss) per share	$0.64	$1.26	$3.87	$(0.62)

Earnings (loss) per share‑diluted
Earnings from continuing operations	$0.62	$1.19	$3.87	$2.27
Earnings (loss) from discontinued operations	0.02	0.07	—	(2.89)
Earnings (loss) per share	$0.64	$1.26	$3.87	$(0.62)

Weighted‑average shares outstanding
Basic	361	359	360	356
Diluted	361	360	360	356

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	December 31,
	2013	2012

Assets
Cash and cash equivalents	$3,243	$5,134
Accounts receivable, net
Trade	2,112	1,940
Other	50	260
Materials and supplies, net	743	610
Assets held for sale	148	179
Deferred income taxes, net	151	142
Other current assets	325	382
Total current assets	6,772	8,647

Property and equipment	28,443	26,967
Less accumulated depreciation	(7,720)	(7,118)
Property and equipment of consolidated variable interest entities, net of accumulated depreciation	984	1,031
Property and equipment, net	21,707	20,880
Goodwill	2,987	2,987
Other assets	1,080	1,741
Total assets	$32,546	$34,255

Liabilities and equity
Accounts payable	$1,106	$1,047
Accrued income taxes	53	116
Debt due within one year	160	1,339
Debt of consolidated variable interest entities due within one year	163	28
Other current liabilities	2,072	2,933
Total current liabilities	3,554	5,463

Long‑term debt	10,379	10,929
Long‑term debt of consolidated variable interest entities	—	163
Deferred income taxes, net	374	366
Other long‑term liabilities	1,554	1,604
Total long‑term liabilities	12,307	13,062

Commitments and contingencies

Shares, CHF 15.00 par value, 373,830,649 authorized, 167,617,649 conditionally authorized, 373,830,649 issued and 360,764,100 outstanding at December 31, 2013 and 402,282,355 authorized 167,617,649 conditionally authorized, 373,830,649 issued and 359,505,251 outstanding at December 31, 2012	5,147	5,130
Additional paid‑in capital	6,784	7,521
Treasury shares, at cost, 2,863,267 held at December 31, 2013 and 2012	(240)	(240)
Retained earnings	5,262	3,855
Accumulated other comprehensive loss	(262)	(521)
Total controlling interest shareholders’ equity	16,691	15,745
Noncontrolling interest	(6)	(15)
Total equity	16,685	15,730
Total liabilities and equity	$32,546	$34,255

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012

Cash flows from operating activities
Net income (loss)	$235	$457	$1,407	$(211)
Adjustments to reconcile to net cash provided by operating activities
Amortization of drilling contract intangibles	6	(10)	(15)	(42)
Depreciation	275	278	1,109	1,123
Depreciation and amortization of assets in discontinued operations	—	—	—	183
Share-based compensation expense	28	25	113	97
Loss on impairment	27	—	81	140
Loss on impairment of assets in discontinued operations	—	3	14	986
(Gain) loss on disposal of assets, net	16	4	(7)	(36)
(Gain) loss on disposal of assets in discontinued operations, net	(5)	(12)	(54)	(82)
Amortization of debt issue costs, discounts and premiums, net	2	16	6	68
Deferred income taxes	55	(29)	(9)	(133)
Other, net	20	25	93	72
Changes in deferred revenue, net	(10)	15	(78)	(54)
Changes in deferred expenses, net	36	55	74	85
Changes in operating assets and liabilities	88	96	(816)	512
Net cash provided by operating activities	773	923	1,918	2,708

Cash flows from investing activities
Capital expenditures	(948)	(657)	(2,238)	(1,303)
Capital expenditures for discontinued operations	—	(31)	—	(106)
Proceeds from disposal of assets, net	—	2	174	191
Proceeds from disposal of assets in discontinued operations, net	73	593	204	789
Proceeds from sale of preference shares	—	—	185	—
Other, net	3	8	17	40
Net cash used in investing activities	(872)	(85)	(1,658)	(389)

Cash flows from financing activities
Changes in short-term borrowings, net	—	—	—	(260)
Proceeds from debt	—	—	—	1,493
Repayments of debt	(19)	(1,698)	(1,692)	(2,282)
Proceeds from restricted cash investments	15	13	298	311
Deposits to restricted cash investments	(7)	(9)	(119)	(167)
Distribution of qualifying additional paid‑in capital	(202)	—	(606)	(276)
Other, net	(4)	(11)	(32)	(21)
Net cash provided by (used in) financing activities	(217)	(1,705)	(2,151)	(1,202)

Net increase (decrease) in cash and cash equivalents	(316)	(867)	(1,891)	1,117
Cash and cash equivalents at beginning of period	3,559	6,001	5,134	4,017
Cash and cash equivalents at end of period	$3,243	$5,134	$3,243	$5,134

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Operating Revenues (in millions)
	Three months ended			Years ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
Contract drilling revenues
High-Specification Floaters:
Ultra-Deepwater Floaters:	$1,098	$1,177	$1,198	$4,523	$4,643
Deepwater Floaters	255	345	275	1,142	1,152
Harsh Environment Floaters	283	300	220	1,150	985
Total High-Specification Floaters	1,636	1,822	1,693	6,815	6,780
Midwater Floaters	429	419	464	1,658	1,573
High-Specification Jackups	143	157	108	582	378
Contract intangible revenue	(6)	4	10	15	42
Total contract drilling revenues	2,202	2,402	2,275	9,070	8,773

Other revenues
Client reimbursable revenues	42	46	40	167	162
Integrated services and other	8	2	3	12	10
Drilling management services - non-US	80	108	8	235	251
Total other revenues	130	156	51	414	423
Total revenues	2,332	2,558	2,326	9,484	9,196

	Average Daily Revenue (1)
	Three months ended			Years ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
High-Specification Floaters:
Ultra-Deepwater Floaters	$510,200	$525,900	$514,300	$500,200	$500,300
Deepwater Floaters	370,700	363,400	337,100	353,400	338,200
Harsh Environment Floaters	438,200	466,800	476,400	451,700	444,500
Total High-Specification Floaters	469,400	475,700	469,300	459,800	455,000
Midwater Floaters	338,400	316,400	280,300	311,100	262,200
High-Specification Jackups	165,600	164,300	162,400	164,400	141,300
Total	$393,100	392,400	$382,000	$382,300	$370,300

(1) Average daily revenue is defined as contract drilling revenue earned per operating day. An operating day is defined as a calendar during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended			Years ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
High-Specification Floaters:
Ultra-Deepwater Floaters	87%	90%	94%	92%	94%
Deepwater Floaters	62%	83%	64%	68%	61%
Harsh Environment Floaters	100%	100%	72%	100%	87%
Total High-Specification Floaters	82%	90%	82%	86%	83%
Midwater Floaters	60%	63%	72%	61%	66%
High-Specification Jackups	79%	95%	81%	91%	84%
Total Drilling Fleet	75%	83%	79%	79%	78%

(2) Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.

Revenue Efficiency(3)
Trailing Five Quarters and Historical Data

	4Q 2013	3Q 2013	2Q 2013	1Q 2013	4Q 2012	FY 2013	FY 2012	FY 2011
Ultra-Deepwater	90.0%	92.5%	91.1%	83.8%	95.5%	89.4%	93.2%	87.9%
Deepwater	95.0%	91.1%	91.8%	86.4%	90.9%	91.0%	91.4%	90.7%
Harsh Environment Floaters	92.1%	99.9%	98.3%	97.6%	97.3%	96.9%	97.1%	97.4%
Midwater Floaters	92.3%	95.3%	94.5%	92.1%	93.9%	93.5%	90.9%	93.4%
High-Specification Jackups	97.2%	98.9%	98.6%	96.4%	95.2%	97.8%	95.0%	94.8%
Total	91.7%	94.0%	93.1%	88.0%	94.7%	91.7%	93.0%	90.5%

(3) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

Transocean Ltd. and Subsidiaries
Supplemental Effective Tax Rate Analysis
(In US$ millions)

	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Income from continuing operations before income taxes	$274	$607	$358	$1,664	$866
Add back (subtract):
Litigation matters	17	29	—	120	758
One-time termination benefits	6	16	—	32	—
Loss on early lease termination	3	—	—	3	—
Acquisition costs	—	—	—	—	1
Loss on impairment of goodwill and other assets	27	—	—	64	140
Gain on disposal of assets, net	—	(34))	—	(33))	(51)
Loss on financial instruments	—	—	—	19	—
(Gain) loss on retirement of debt	—	—	—	2	(2)
Loss on redeemed noncontrolling interest	—	—	—	—	25
Adjusted income from continuing operations before income taxes	327	618	358	1,871	1,737

Income tax expense (benefit) from continuing operations	46	63	(74))	258	50
Add back (subtract):
Litigation matters	6	10	—	42	2
One-time termination benefits	1	1	—	5	—
Loss on impairment of goodwill and other assets	—	—	—	—	5
Gain on disposal of assets, net	—	(12)	—	(12))	(3)
Changes in estimates (1)	5	55	102	82	256
Other, net	—	—	—	—	—
Adjusted income tax expense from continuing operations (2)	$58	$117	$28	$375	$310

Effective Tax Rate (3)	16.8%	10.4%	(20.7)%	15.5%	5.8%

Annual Effective Tax Rate (4)	17.7%	19%	7.8%	20%	17.8%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation of allowances on deferred taxes and (c) other tax liabilities.

(2) The three months and year ended December 31, 2013 includes ($7) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3) Effective Tax Rate is income tax expense for continuing operations, divided by income from continuing operations before income taxes.
(4) Annual Effective Tax Rate is income tax expense for continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income from continuing operations before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.

Transocean Ltd. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations
Adjusted Net Income and Adjusted Diluted Earnings Per Share
(in US$ millions, except per share data)

	YTD 12/31/13	QTD 12/31/13	YTD 09/30/13	QTD 09/30/13	YTD 06/30/13	QTD 06/30/13	QTD 03/31/13
Adjusted Net Income							
Net income attributable to controlling interest, as reported	$ 1,407	$ 233	$ 1,174	$ 546	$ 628	$ 307	$ 321
Add back (subtract):							
Litigation matters	78	11	67	19	48	-	48
One-time termination benefits	27	5	22	15	7	7	-
Loss on early termination of GW5 lease	3	3	-	-	-	-	-
Loss on impairment of assets	64	27	37	-	37	37	-
Gain on disposal of assets, net	(22)	-	(22)	(22)	-	-	-
Loss on retirement of debt	2	-	2	-	2	1	1
Loss on financial instruments	19	-	19	-	19	19	-
Gain on disposal of assets in discontinued operations	(54)	(5)	(49)	(31)	(18)	(3)	(15)
Loss (income) from discontinued operations	53	(2)	55	27	28	13	15
Discrete tax items and other, net	(82)	(5)	(77)	(55)	(22)	11	(33)
Net income, as adjusted	$ 1,495	$ 267	$ 1,228	$ 499	$ 729	$ 392	$ 337

	YTD 12/31/13	QTD 12/31/13	YTD 09/30/13	QTD 09/30/13	YTD 06/30/13	QTD 06/30/13	QTD 03/31/13
Adjusted Diluted Earnings Per Share:							
Diluted earnings per share, as reported	$ 3.87	$ 0.64	$ 3.23	$ 1.50	$ 1.73	$ 0.84	$ 0.88
Add back (subtract):							
Litigation matters	0.21	0.03	0.19	0.05	0.13	-	0.15
One-time termination benefits	0.07	0.01	0.06	0.04	0.02	0.02	-
Termination of GW5 lease	0.01	0.01	-	-	-	-	-
Loss on impairment of assets	0.17	0.07	0.10	-	0.10	0.10	-
Gain on disposal of assets, net	(0.06)	-	(0.06)	(0.06)			
Loss on retirement of debt	0.01	-	0.01	-	0.01	-	-
Loss on financial instruments	0.06	-	0.05	-	0.05	0.05	-
Gain on disposal of assets in discontinued operations	(0.15)	(0.01)	(0.14)	(0.09)	(0.05)	(0.01)	(0.05)
Loss (income) from discontinued operations	0.14	(0.01)	0.15	0.07	0.08	0.04	0.05
Discrete tax items and other, net	(0.22)	(0.01)	(0.21)	(0.14)	(0.06)	0.04	(0.10)
Diluted earnings per share, as adjusted	$ 4.11	$ 0.73	$ 3.38	$ 1.37	$ 2.01	$ 1.08	$ 0.93

	YTD 12/31/12	QTD 12/31/12	YTD 09/30/12	QTD 09/30/12	YTD 06/30/12	QTD 06/30/12	QTD 03/31/12
Adjusted Net Income							
Net income (loss) attributable to controlling interest, as reported	$ (219)	$ 456	$ (675)	$ (381)	$ (294)	$ (304)	$ 10
Add back (subtract):							
Litigation matters	756	-	756	6	750	750	-
Loss on impairment of goodwill and other assets	135	-	135	-	135	-	135
Gain on disposal of assets, net	(48)	-	(48)	(48)	-	-	-
Gain on retirement of debt	(2)	-	(2)	(2)	-	-	-
Loss on redeemed noncontrolling interest	25	-	25	-	25	14	11
Loss on impairment of assets in discontinued operations	961	2	959	881	78	12	66
(Gain) loss on disposal of assets in discontinued operations	(69)	(1)	(68)	2	(70)	(72)	2
(Gain) loss from discontinued operations	135	(26)	161	33	128	59	69
Discrete tax items and other, net	(255)	(101)	(154)	15	(169)	(141)	(28)
Net income, as adjusted	$ 1,419	$ 330	$ 1,089	$ 506	$ 583	$ 318	$ 265

	YTD 12/31/12	QTD 12/31/12	YTD 09/30/12	QTD 09/30/12	YTD 06/30/12	QTD 06/30/12	QTD 03/31/12
Adjusted Diluted Earnings Per Share:							
Diluted earnings (loss) per share, as reported	$ (0.62)	$ 1.26	$ (1.90)	$ (1.06)	$ (0.84)	$ (0.86)	$ 0.03
Add back (subtract):							
Litigation matters	2.11	-	2.12	0.02	2.12	2.11	-
Loss on impairment of goodwill and other assets	0.38	-	0.38	-	0.38	-	0.38
Gain on disposal of assets, net	(0.13)	-	(0.13)	(0.13)	-	-	-
Gain on retirement of debt	(0.01)	-	(0.01)	(0.01)	-	-	-
Loss on redeemed noncontrolling interest	0.07	-	0.07	-	0.07	0.04	0.03
Loss on impairment of assets in discontinued operations	2.70	-	2.70	2.45	0.23	0.03	0.19
(Gain) loss on disposal of assets in discontinued operations	(0.19)	-	(0.19)	0.01	(0.20)	(0.20)	0.01
(Gain) loss from discontinued operations	0.38	(0.07)	0.45	0.09	0.36	0.17	0.19
Discrete tax items and other, net	(0.73)	(0.28)	(0.44)	0.03	(0.48)	(0.40)	(0.06)
Diluted earnings per share, as adjusted	$ 3.96	$ 0.91	$ 3.05	$ 1.40	$ 1.64	$ 0.89	$ 0.75